Exhibit 99.2

CONTACTS:
Investors:	Ben Matone, 484-362-0076, ben.matone@inovio.com
Media:	Jeff Richardson, 267-440-4211, jrichardson@inovio.com

Inovio Closes $15 Million Private Placement

of Convertible Bonds to Institutional Investors in Korea

Inovio Intends to Pursue Secondary Listing on Korea Exchange (KRX)

PLYMOUTH MEETING, Pa., USA, August 6, 2019 – Inovio Pharmaceuticals, Inc. (NASDAQ:INO) announced today the closing of a private placement in the form of convertible bonds with an aggregate principal amount of 18 billion Korean Won (KRW) (approximately USD $15 million based on the current exchange rate) issued to institutional investors led by Korea Investment Partners (KIP), a global venture capital and private equity firm based in Seoul, Korea, with additional offices in Shanghai, China and Sunnyvale, California. Inovio expects to use the proceeds of the investment for the continued advancement of development activities for its clinical-stage product pipeline and for working capital and other general corporate purposes. Inovio today also announced its intent to pursue a secondary listing of its securities on the KOSDAQ Market of the Korea Exchange (KOSDAQ) in the form of Korean Depositary Receipts (KDRs).

Dr. J. Joseph Kim, Inovio’s President and CEO, said, “We are pleased to have received this investment from fundamental, long-only institutional investors led by KIP and we appreciate their conviction. This additional funding will help Inovio advance a number of our clinical programs toward commercialization as we continue to strengthen Inovio on becoming the ‘go-to’ immunotherapeutic solution provider for all major HPV-related conditions with VGX-3100 (Phase 3), MEDI0457 (Phase 2 with AstraZeneca) and INO-3107.”

Dr. Kim added, “The Korean capital market represents an expanding opportunity for Inovio to secure a new and attractive source of capital. Given our history of strategic partnerships and clinical development in Asia, especially in Korea, Inovio is well-positioned to tap into this new source of capital. This opportunity will also expand Inovio’s presence in Asia and further our goal of becoming a global contributor to the fight against cancer and emerging infectious diseases.”

Mahnsoon Hwang, Senior Managing Director specializing in Biotechnology and Healthcare for KIP, said, “We are excited by Inovio’s diverse portfolio and growth prospects of its transformative DNA Immunotherapy platform. Given the exponential growth that we have seen over the last couple of years in Korea for anti-cancer drugs and immunotherapies, we believe Inovio is well-positioned to capture the market opportunity, while continuing to build on its already established Asian partnerships.”

The bonds, which are unsecured obligations of Inovio, were issued on August 1, 2019 and will accrue interest at a coupon rate of 1.00% per annum, payable quarterly. The bonds will mature on July 31, 2024, unless earlier converted or repurchased. Starting August 1, 2020, the bonds will be convertible at any time after the first anniversary of the issue date until the date that is one month prior to the maturity date. Upon conversion, Inovio will deliver KDRs, assuming Inovio has KDRs listed on KOSDAQ at that time, or otherwise shares of common stock, if KDRs are not listed on KOSDAQ at that time. The initial conversion rate will be 211.0595 shares per KRW1,000,000 principal amount of bonds (equivalent to an initial conversion price of approximately USD $4.00 per share based on the exchange rates as of July 30, 2019), subject to adjustment upon the occurrence of specified events. The bonds will be subject to repurchase by Inovio at the option of the noteholders from and including July 31, 2022 up to the maturity date at a repurchase price equal to the principal of the bonds to be repurchased plus a premium on such bonds in order to ensure an internal rate of return with respect to such bonds of 6.00%.

This press release shall not constitute, nor form any part of, an offer to sell, the solicitation of an offer to buy or solicitation activity relating to any of the securities mentioned herein (including, for the avoidance of doubt, any securities convertible from the convertible bonds), nor shall there be any sale of any such securities (including, for the avoidance of doubt, any securities convertible from the convertible bonds) in any state or other jurisdiction (including Korea) in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction (including Korea).

About Korea Investment Partners (KIP)

Korea Investment Partners (KIP), a member of Korea Investment Holdings, is a Venture Capital firm investing in and promoting growth of promising companies for the past 30 years. The venture capital firm operates from global offices situated in Seoul, Shanghai, Beijing, and Sunnyvale-California. KIP is managing over 20 funds with a total size over USD $1.5 billion. Every year, KIP invests in about 50 companies from Korea, China and the U.S. With a portfolio that spans across 30 years, KIP has managed over 20 private equity funds and invested in over 500 companies.

About Inovio Pharmaceuticals Inc.

Inovio is an innovative biotechnology company focused on the discovery, development, and commercialization of its synthetic DNA technology targeted against cancers and infectious diseases. Inovio’s proprietary technology platform applies antigen sequencing and delivery to enable in vivo protein expression, which can activate potent immune responses to targeted diseases. The technology has been demonstrated to consistently activate robust and fully functional T cell and antibody responses against targeted cancers and pathogens. Inovio’s most advanced clinical program, VGX-3100, is in Phase 3 development for the treatment of HPV-related cervical pre-cancer. Also in development are Phase 2 immuno-oncology programs targeting HPV-related cancers and glioblastoma, as well as externally funded platform development programs in Zika, MERS, Lassa and HIV. Partners and collaborators include AstraZeneca, Regeneron, Roche/Genentech, ApolloBio Corporation, GeneOne Life Science, The Bill & Melinda Gates Foundation, Coalition for Epidemic Preparedness Innovations (CEPI), Defense Advanced Research Projects Agency, National Institutes of Health, National Institute of Allergy and Infectious Diseases, National Cancer Institute, HIV Vaccines Trial Network, Walter Reed Army Institute of Research, Medical CBRN Defense Consortium (MCDC), The Wistar Institute, and the University of Pennsylvania. For more information, visit www.inovio.com.

# # # #

This press release contains certain forward-looking statements relating to our business, including our expected uses of proceeds from the sale of the convertible bonds, our plans to develop DNA-based immunotherapies, our expectations regarding our research and development programs, including the planned initiation and conduct of clinical trials and the availability and timing of data from those trials and our plans to increase our presence in Asia, including our intentions relating to a potential listing on KOSDAQ. Actual events or results may differ from the expectations set forth herein as a result of a number of factors, including uncertainties inherent in pre-clinical studies, clinical trials and product development programs, our ability to access the capital markets in Korea and the availability of funding, generally, to support continuing research and studies in an effort to prove safety and efficacy of electroporation technology as a delivery mechanism or develop viable DNA immunotherapies, our ability to support our pipeline of SynCon® active immunotherapy and vaccine products, the ability of our collaborators to attain development and commercial milestones for products we license and product sales that will enable us to receive future payments and royalties, the adequacy of our capital resources, the availability or potential availability of alternative therapies or treatments for the conditions targeted by us or our collaborators, including alternatives that may be more efficacious or cost effective than any therapy or treatment that we and our collaborators hope to develop, issues involving product liability, issues involving patents and whether they or licenses to them will provide us with meaningful protection from others using the covered technologies, whether such proprietary rights are enforceable or defensible or infringe or allegedly infringe on rights of others or can withstand claims of invalidity and whether we can finance or devote other significant resources that may be necessary to prosecute, protect or defend them, the level of corporate expenditures, assessments of our technology by potential corporate or other partners or collaborators, capital market conditions, the impact of government healthcare proposals and other factors set forth in our Annual Report on Form 10-K for the year ended December 31, 2018, our Quarterly Report on Form 10-Q for the quarter ended March 31, 2019 and other filings we make from time to time with the Securities and Exchange Commission. In addition, our intentions relating to the potential listing on KOSDAQ remain subject to change and may be affected by market conditions, regulatory and other considerations, alternative opportunities and/or other events which may not be under our control or which may lead us to conclude that it would be inadvisable to continue pursuing such a listing. There can be no assurance that any product candidate in our pipeline will be successfully developed, manufactured or commercialized, that final results of clinical trials will be supportive of regulatory approvals required to market products, that the listing on KOSDAQ will be consummated or that any of the forward-looking information provided herein will be proven accurate. Forward-looking statements speak only as of the date of this release, and we undertake no obligation to update or revise these statements, except as may be required by law.